Exhibit 99.1

Sientra® Reports First Quarter 2016 Financial Results

Highlights

•                  Products relaunched in U.S. market on March 1, 2016

•                  Strong commercial traction and physician feedback following market re-entry

•                  Successful integration of bioCorneum® into product portfolio and sales efforts

•                  Cash and cash equivalents of $93.5 million as of March 31, 2016

Santa Barbara, CA – May 5, 2016 – Sientra, Inc. (NASDAQ: SIEN) (“Sientra” or the “Company”), a medical aesthetics company, today announced its financial results for the first quarter ended March 31, 2016.

Jeffrey M. Nugent, Chairman and Chief Executive Officer of Sientra, said, “After several months of hard work and dedication confirming the excellent safety record of our products, we are extremely pleased to have returned to the U.S. market on March 1, 2016. The initial results from our precision launch have further solidified our confidence in the business and removed several potential commercial uncertainties. Demand for our portfolio is robust, which we believe reflects the market’s confidence in the quality and safety of our products and our sales force remains energized and motivated. We have approached our market re-entry with precision as we work to optimize our current inventory while continuing to improve our commitment to high quality customer service.”

Mr. Nugent continued, “As we look beyond current product sales, Sientra’s development of a long-term manufacturing solution remains the highest priority of the Company. Our objective is to establish a solution that maintains world-class quality control and safety while maintaining an uninterrupted manufacturing supply. We believe this will allow us to return to the high growth trajectory we achieved prior to our voluntary hold on sales. We are confident we have the people and processes in place to achieve these objectives while maintaining the manufacturing specifications mandated by our FDA approval.”

Mr. Nugent concluded, “We continue to be pleased with the physician reaction to bioCorneum, the latest addition to our product portfolio. bioCorneum sales in the quarter were driven solely by the former Enaltus multi-specialty sales reps who now under Sientra are continuing to build the brand in the cosmetic dermatology and facial plastic surgeon channels. We are in the process of rapidly integrating the product line into our organization and cross-training our plastic surgery consultants, who are focused on achieving significant upside in the board-certified plastic surgeon channel. We have seen encouraging results late in the first quarter and expect our efforts to yield accelerated growth beginning in the second quarter once fully integrated into our PSC sales force.  This acquisition is an important step in diversifying our business and we look forward to further leveraging the sales organization with this unique, best-in-class scar management solution.”

First Quarter 2016 Financial Review

Total net sales for the first quarter ended March 31, 2016 were $1.5 million, compared to total net sales of $12.4 million for the same period in 2015. This decrease was driven by our voluntary hold on the sale and implanting of all Sientra devices manufactured by Silimed between October 9, 2015 and March 1, 2016. Following results of an independent safety review, all Sientra products have returned to market as of March 1, 2016. Net sales of our Breast Products accounted for 79% of our total net sales for the three months ended March 31, 2016. During the first quarter of 2016, we acquired bioCorneum, an advanced silicone scar treatment, and have included the results of operations from the date of acquisition.  Net sales of bioCorneum, or our Scar Management Products, accounted for 17% of our total net sales for the three months ended March 31, 2016.

Gross profit for the first quarter of 2016 was $0.7 million, or 48.3% of net sales, compared to gross profit of $9.2 million, or 74.0% of net sales, for the same period in 2015. This decrease was primarily due to an incremental $0.3 million reserve for inventory obsolescence recorded for product that we estimate to expire prior to being sold and greater fixed overhead as a percentage of net sales.

Operating expenses for the first quarter of 2016 were $12.7 million, an increase of $0.9 million or 6.9%, compared to operating expenses of $11.8 million for the same period in 2015.  The increase is primarily due to an increase in product development costs, legal costs, employee related costs and public company expenses.  In addition, the increase in costs for the period were partially offset by a decrease in employee-related expense for the sales department as a result of decreased employee headcount and a decrease in marketing costs.

Net loss for the first quarter of 2016 was $11.9 million, compared to $3.4 million for the same period in 2015.

As of March 31, 2016, our sales organization included 35 sales representatives as compared to 43 sales representatives as of March 31, 2015.  In addition, through the bioCorneum acquisition we added seven sales representatives focused on serving those customers outside of the board-certified plastic surgery channel in support of our Scar Management Products.

Conference Call

Sientra will hold a conference call on Thursday, May 5, 2016 at 1:30 p.m. PT/4:30 p.m. ET to discuss the results. The dial-in numbers are (844) 464-3933 for domestic callers and (765) 507-2612 for international callers. The conference ID is 92655663.  A live webcast of the conference call will be available on the Investor Relations section of the Company’s website at www.sientra.com.

A replay of the call will be available starting on May 5, 2016 at 4:30 p.m. PT/7:30 p.m. ET, through May 6, 2016 at 8:59 p.m. PT/11:59 p.m. ET.  To access the replay, dial (855) 859-2056 for domestic callers and (404) 537-3406 for international callers, and use the replay conference ID 92655663.  The webcast will be available on the Investor Relations section of the Company’s website for 30 days following the completion of the call.

About Sientra

Headquartered in Santa Barbara, California, Sientra is a medical aesthetics company committed to making a difference in patients’ lives by enhancing their body image, growing their self-esteem and restoring their confidence. The Company was founded to provide greater choice to board-certified plastic surgeons and patients in need of medical aesthetics products. The Company has developed a broad portfolio of products with technologically differentiated characteristics, supported by independent laboratory testing and strong clinical trial outcomes. The Company sells its breast implants and breast tissue expanders exclusively to board-certified and board-admissible plastic surgeons and tailors its customer service offerings to their specific needs.  The Company also offers a range of other aesthetic and specialty products including bioCorneum, the professional choice in scar management.

Forward- looking statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties.  Forward-looking statements include, but are not limited to, statements regarding the success of the Company’s market re-entry, including the market’s confidence in the quality and safety of it’s products, the Company’s development of a long-term manufacturing solution, and the integration of the bioCorneum product line into the Company’s organization and such statements are subject to risks and uncertainties.  Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of Sientra’s most recently filed Quarterly Report on Form 10-Q and and its Annual Report on Form 10-K for the year ended December 31, 2015 which Sientra filed with the Securities and Exchange Commission on March 10, 2016.  All statements other than statements of historical fact are forward-looking statements. The words ‘‘believe,’’ ‘‘may,’’ ‘‘might,’’ ‘‘could,’’ ‘‘will,’’ ‘‘aim,’’ ‘‘estimate,’’ ‘‘continue,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘expect,’’ ‘‘plan,’’ or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes are intended to identify estimates, projections and other forward-looking statements. Estimates, projections and other forward-looking statements speak only as of the date they were made, and, except to the extent required by law, the Company undertakes no obligation to update or review any estimate, projection or forward-looking statement.

Investor Contacts:

The Ruth Group

Nick Laudico / Zack Kubow

(646) 536-7030 / (646) 536-7020

IR@Sientra.com

SIENTRA, INC.

Condensed Statements of Operations

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015

Net sales	$1,471	$12,434
Cost of goods sold	760	3,237
Gross profit	711	9,197
Operating expenses:
Sales and marketing	5,109	6,854
Research and development	2,255	1,256
General and administrative	5,286	3,721
Total operating expenses	12,650	11,831
Loss from operations	(11,939)	(2,634)
Other income (expense), net:
Interest income	15	—
Interest expense	(1)	(668)
Other expense, net	(12)	(82)
Total other income (expense), net	2	(750)
Loss before income taxes	(11,937)	(3,384)
Income taxes	—	—
Net loss	$(11,937)	$(3,384)
Basic and diluted net loss per share attributable to common stockholders	$(0.66)	$(0.23)
Weighted average outstanding common shares used for net loss per share attributable to common stockholders:
Basic and diluted	18,050,597	14,923,136

SIENTRA, INC.

Condensed Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$93,493	$112,801
Accounts receivable, net	2,713	4,249
Inventories, net	20,160	20,602
Prepaid expenses and other current assets	1,780	1,473
Total current assets	118,146	139,125
Property and equipment, net	1,796	1,404
Goodwill	3,273	—
Other intangible assets, net	4,008	53
Other assets	221	223
Total assets	$127,444	$140,805

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	3,424	4,069
Accrued and other current liabilities	5,748	6,959
Customer deposits	8,171	9,488
Total current liabilities	17,343	20,516
Warranty reserve and other long-term liabilities	1,974	1,418
Total liabilities	19,317	21,934
Stockholders’ equity:
Total stockholders’ equity	108,127	118,871
Total liabilities and stockholders’ equity	$127,444	$140,805